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                                                                    Exhibit 99.1

                             (EPIMMUNE LETTERHEAD)

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FOR FURTHER INFORMATION

AT EPIMMUNE:          AT FRB / WEBER SHANDWICK:
Robert De Vaere       Kristen McNally               Tricia Ross
VP, Finance & Admin.  General Information           Investor/Analyst Information
& CFO                 (310) 407-6548                (310) 407-6540
(858) 860-2500        kmcnally@webershandwick.com   tross@webershandwick.com
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FOR IMMEDIATE RELEASE
AUGUST 12, 2003

               EPIMMUNE ANNOUNCES TERMINATION OF MERGER AGREEMENT

SAN DIEGO, AUGUST 12, 2003 - EPIMMUNE INC. (NASDAQ: EPMN) today announced that the merger agreement between Epimmune and Anosys, entered into on May 9, 2003, has terminated. The companies concluded that conditions did not support the concept of the combined company. Epimmune has engaged a financial advisor to explore strategic alternatives for Epimmune.

Epimmune intends to announce its financial results for the second quarter ended June 30, 2003 on August 14, 2003.

ABOUT EPIMMUNE INC.

Epimmune Inc., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including projections regarding maintaining current and planned operations and exploring strategic alternatives for Epimmune. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the

                                     -more-

FRB | Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.
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Epimmune Inc.
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Company's inability to continue its operations without obtaining additional financing, the possibility that the Company is unable to identify or complete any strategic alternatives that are favorable to the Company, the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting clinical trials, and the possibility that clinical testing in the current three vaccine clinical trials may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2003 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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